Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q2 2014 Big Lots Inc Earnings Call EVENT DATE/TIME: AUGUST 29, 2014 / 12:00PM GMT
OVERVIEW:
BIG reported 2Q14 net sales for continuing operations of $1.195b and income from continuing operations of $17.2m or $0.31 per diluted share. Expects FY14 diluted EPS from continuing operations to be $2.40-2.50 and 3Q14 loss per diluted share from continuing US operations to be $0.04-0.10. 4Q14 diluted EPS from continuing operations is expected to be $1.70-1.76.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director of IR
David Campisi Big Lots, Inc. - President & CEO
Tim Johnson Big Lots, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS
Brad Thomas KeyBanc Capital Markets - Analyst
Peter Keith Piper Jaffray - Analyst
Paul Trussell Deutsche Bank - Analyst
Matthew Boss JPMorgan - Analyst
Patrick McKeever MKM Partners - Analyst
Meredith Adler Barclays Capital - Analyst
Joe Feldman Telsey Advisory Group (TAG) - Analyst
David Mann Johnson Rice & Company - Analyst
Jeff Stein Northcoast Research - Analyst
Dan Wewer Raymond James & Associates - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots second quarter 2014 teleconference. This call is being recorded.

(Operator Instructions).

At this time I would like to introduce today's first speaker, Andy Regrut, Director of Investor Relations.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, Laurie, and thank you everyone for joining us for our second quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executive Vice President, Chief Financial Officer.

Before we get started I would like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results from continuing operations. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

This morning David will start the call with a few opening comments. TJ will review the financial highlights for the quarter and update the outlook for 2014 and David will complete our prepared remarks before taking your questions. With that I will now turn it over to David.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, Andy, and good morning everyone. I am very pleased with the results we reported this morning.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

For the second quarter, or the second consecutive quarter, our comps were positive and well within the guidance range we provided and our earnings were above the high end of our range. From a merchandising perspective, five of our seven merchandise categories comped positive in the quarter.

Only two categories were down to last year. Both of them were "Edit to Amplify" categories where we have downsized or exited classifications of the business.

Trends in our Food business remained very strong comping high-single digits. Trey and his team have done a great job improving the consistency and breadth of our offerings. We have improved our in-store signage to make it easier for Jennifer to find all the items on her list, while also providing an easy way for her to determine which of her favorite brands are neverouts and will always be in our stores.

We are also pleased with the progress of rolling out our coolers and freezers. We are on pace to complete this year's rollout to approximately 600 stores. This will have us somewhere in the neighborhood of 725 stores with coolers and freezers by the all-important holiday and fourth quarter selling season.

Next is Consumables. The team did a great job and the category was up mid-single digits with consistent growth in HBC, home organization, chemicals, paper, pet and housekeeping; actually very similar to Q1 results, and we love consistency at Big,another solid performance both in neverout and closeout products.

Soft Home comps were up high-single digits driven by broad-based strength across bedding, textiles, flooring and bath.

Martha and her team have done a tremendous job improving our fashion sense and executing a discipline of quality, brand, fashion and value or QBFV. We are still very early in the evolution of this category which is why I am so excited about the prospects. For the second quarter, Soft Home was a leading performer for us and back-to-school, which delivered in late July, has provided quality with a pop of color that Jennifer has responded to very, very positively.

Furniture was also up high-single digits, with strength across most departments including upholstery, casegoods, ready-to-assemble and mattresses. The business benefited from the rollout of Furniture Financing which was completed in 1,300 stores at the end of June.

Seasonal was up low-single digits. It is not a surprise. We are not the first to say it, but weather certainly wasn't our friend in the Spring and yet despite these challenges, the team put up a positive comp and we exited Q2 with Spring Seasonal inventory levels down nearly double-digits.

And finally, Electronics and Hard Home. As we expected, both of these were down mid to high teens. Remember, these categories had a majority of the "Edit to Amplify" clearance activity we began back in Q4 of last year. Even though we didn't love the product in these categories a year ago, we still had to offset or replace sales from these edits and exits. So with that I am now going to turn the call over to TJ for more insight and detail on the quarter.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Thanks David, and good morning everyone. Net sales from continuing operations for the second quarter of fiscal 2014 were $1.195 billion, an increase of 1.2% over the $1.181 billion we reported last year. Comparable store sales for the stores open at least 15 months increased 1.7% which compares to our guidance range of plus 1% to plus 3%.

Income from continuing operations was $17.2 million, or $0.31 per diluted share which was slightly above the high end of our guidance which called for $0.24 to $0.30 per diluted share. This result compares to last year's adjusted income from continuing U.S. operations of $21.5 million, or $0.37 per diluted share.

For Q2 the operating profit rate for continuing operations was 2.3%, compared to last year's adjusted rate for continuing U.S. operations of 3.0%. The decline in rate was in line to slightly better than our expectations and resulted from a flat gross margin rate and expense deleverage.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

Our gross margin rate for the quarter was 39.3%, which equaled last year's Q2 rate. Total expense dollars were $442 million and the expense rate of 36.9% was up 60 basis points to last year.

Expense deleverage came from our investment in people, higher depreciation expense, and higher bonus expense as the business outperformed our internal plans in the second quarter. Interest expense was slightly less than last year and the second quarter tax rate was 37.3% compared to last year's adjusted rate of 38.7%.

During the second quarter, we opened four new stores and closed seven, leaving us with 1,493 stores and total selling square footage of 32.8 million. Income from discontinued operations for the second quarter of fiscal 2014 was $2.7 million, or $0.05 per diluted share compared to our guidance which called for an immaterial net loss. The income was a result of tax benefits that were generated with the wind down of our Canadian operations.

Moving on to the balance sheet, inventory ended the second quarter of fiscal 2014 at $799 million compared to $914 million last year. The reduction in inventory was driven by a 6% decrease in inventory per store in our U.S. stores, a lower U.S. store count and the strategic decisions to close our business in Canada and liquidate our Wholesale operation.

We ended the second quarter with $62 million of cash and cash equivalents and $57 million of borrowings under our credit facility. This compared to $64 million of cash and cash equivalents and $142 million of borrowings under our credit facility last year.

Our use of cash generated by our U.S. operations in the last 12 months was focused on returning cash to shareholders through both repurchase and dividends, lowering our overall debt levels and funding closing activities of our former Canadian operations.

As we announced at our Investor Conference in June, our Board of Directors initiated a cash dividend program on June 25. Yesterday, as part of the program, the Board declared a quarterly dividend of $0.17 per common share payable on September 26 to shareholders of record as of the close of business on September 12.

Additionally, during Q2 you may remember we completed our March 2014 share repurchase program. For that program in total, we invested $125 million to repurchase 3.3 million shares at an average price of $38.12, or nearly 20% below yesterday's closing price of approximately $47 or $48 per share.

Also, as noted in today's press release, our Board of Directors approved a new share repurchase program providing for the repurchase of up to $125 million of our common stock.

Now turning to guidance, as many of you know, Q3 is somewhat of a transitional quarter for Big Lots and many retailers as we incur costs and set up for holiday ahead of a spike in sales in Q4 or the November, December timeframe. For Q3, we are forecasting results from continuing U.S. operations to be in the range of a $0.04 to $0.10 per share, compared to an adjusted loss from continuing operations of $0.07 per share in the third quarter of fiscal 2013.

It is important to note this guidance reflects the sequential EPS improvement to last year from Q2. In fact Q1 was down $0.20 below LY, Q2 $0.06 below LY and now what we are saying with our Q3 guidance, we are forecasted to be only slightly below or potentially even beat LY.

This trajectory is consistent with our internal plans and our communicated expectations since the beginning of the year. This estimate is based on comparable store sales in the low-singledigit range, a slightly lower gross margin rate and SG&A expenses as a percent of sales slightly lower than last year.

The slight reduction in the gross margin rate is a function of merchandise mix, particularly given our expectations of a double-digit comp in Food and the planned negative comps in Seasonal, one of our higher margin categories. We planned Fall Seasonal in Q3 below LY, particularly in Halloween and early Christmas, based on the last several years of a later selling season. The potential for slight expense leverage in the model demonstrates the solidifying of the model and a low leverage point taking hold.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

For Q4, we are forecasting income from continuing operations to be in the range of $1.70 to $1.76 per diluted share, compared to adjusted income from continuing U.S. operations of $1.45 per diluted share in the fourth quarter of fiscal 2013. This forecast assumes comps in the low-single digit range, a significantly higher gross margin rate, and expenses as a percent of sales slightly higher than last year.

The improvement in the gross margin rate anticipates fewer markdowns this year as we anniversary the impact of the edits and exits in last year's Q4 results. Expenses as a percent of sales are expected to increase slightly in this model driven by potential bonus payouts this year, compared to virtually no payouts in the prior year.

Our updated outlook for the full year fiscal 2014 calls for income from continuing U.S. operations to be in the range of $2.40 to $2.50 per diluted share. This compares to our previous guidance of $2.35 to $2.50 per diluted share, and to fiscal 2013 adjusted income from continuing operations of $2.45 per diluted share.

Our updated guidance is based on a total sales increase of 1% to 2% and comparable store sales up 1% to 2%. Based on what we know today, we expect CapEx in the range of $100 million to $105 million and have lowered our depreciation estimates to be in the range of $118 million to $120 million.

We now estimate opening 24 new stores in fiscal 2014 and closing in the range of 60 to 65 stores. This compares to prior guidance of 30 new and 50 closings.

We expect this level of financial performance will generate approximately $250 million of cash flow from our U.S. continuing operations, or $80 million above our prior estimate. This increase is principally due to lower inventory and lower cash tax payments due to the recognition of certain U.S. tax implications related to the wind down of our Canadian operations.

The merchant and planning teams, or BPARM teams, as we call them, have managed inventory very well and made progress sooner than we would have planned. Correspondingly, we now expect inventory turns of approximately 3.5 times and to end fiscal 2014 with inventory levels well below LY. So with that I will turn the call back over to David.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, TJ. Before we take your questions this morning I want to share a few closing thoughts. In Q2, we continued to make transformative changes to our Company, and in the quarter, we had a number of significant accomplishments that are worth highlighting.

First, we successfully completed the sellthrough of the edits and exits that were part of our "Edit to Amplify" merchandising strategy. The sellthrough was completed as planned in both terms of timing and the financial impact. With this activity behind us we are now focusing intensely on our assortment planning for the amplification of our categories.

We continue to roll out coolers and freezers. We now have them in approximately 650 stores and remaining on track to be SNAP and EBT eligible for approximately 725 stores by October 1.

We completed the rollout of Furniture Financing ahead of schedule to 1,300 stores across the country.The program continues to deliver incremental sales of 9% to 10% in

Furniture and has been expanded beyond just the Furniture category to higher ticket items in Seasonal and Hard Home, and with the completed rollout, we are now able to use broader, more national channels of advertising to raise customer awareness.

We delivered excess cash to shareholders by completing the March 2014 share repurchase authorization and announcing a quarterly dividend program, the first in our Company's history, and paid our Q2 dividend near the end of July. We hosted our first Investor Conference in over a decade. It was here in Columbus, and it included an opportunity for you to meet and interact with many members of the Big Lot team.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

We also walked our Polaris store, which has a merchandise layout that is more representative of where we want to be in the future. In short, we did what we said we were going to do and more, and delivered results.

Based on this list, and I assure you there are many more accomplishments that I did not mention, it is clearly not business as usual here at Big Lots. None of this could have happened and been achieved without a complete team effort and a working cross-functional team.

I could not be any more proud of this team and their commitment to Jennifer. We are one team with one goal, and Mike and his team in human resources have done a wonderful job of making sure we are focused on our single biggest asset, our people.

I want to thank all of our associates in the field and in the distribution centers and in our corporate office for their hard work, dedication, willingness to change, and uncompromising drive for improvement. As I look forward to Q3 and beyond, we continue to focus on Jennifer and what is most important to her when shopping at Big Lots.

The improvements in our product assortments that you can see today in our stores for back-to-school and our recent Food expansion are real-time examples of how we are staying relevant and top of mind with her. And I believe she will notice a difference in our holiday offerings in Christmas trim, soft home and giftable products across the store.

I have been working with Rich and the merchant teams on our holiday plans, and I think the preparations this year are better than ever. The components of quality, brand, fashion and value are evident across the store.

From a marketing perspective, Andy and his team have new holiday strategies for a 360 consumer engagement ranging from print, to digital and TV, to our relatively new entry into social media, and I believe our advertising plans have never been better.

So what lies ahead for us? Store execution. Lisa described it at our Conference in June as revolutionary for the stores.

We have a new focus on Jennifer's shopping experience and the team is early in the process of implementing our standards that will help us deliver on our vision of providing an outstanding shopping experience for Jennifer. The Christmas holiday is critical to our success, and we know we have teams in our stores and the distribution centers that we can count on to deliver a great holiday.

My final closing thought for the day is in regards to our strategic planning process and specifically this cross-functional team involvement that was described at the Investor Conference. Our KRA teams involve well over 100 people who, in addition to their day jobs, remain laser-focused on the longer-term strategies and process improvements embedded in the plan.

We know where we want to be this quarter, next quarter, next year and the year after that and these teams are ensuring we stay on pace towards reaching our goals. We have covered a lot of ground over the last 16 months but we are truly at the beginning of the beginning.

Andy Regrut - Big Lots, Inc. - Director of IR

Laurie, we would now like to open the lines for questions at this time.

QUESTIONS AND ANSWERS

Operator

Certainly. (Operator Instructions). Brad Thomas, KeyBanc Capital Markets.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

Brad Thomas - KeyBanc Capital Markets - Analyst

Thank you, good morning, and let me say congratulations on continued improvement in the business. My question would be around the gross margin.

Was encouraged to see the results this quarter. I was hoping you could talk a little bit more about the puts and the takes in the quarter and as we look forward beyond mix, what some of the opportunities might be for you?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes, I will start and certainly ask David to chime in. What we were encouraged by in the quarter, Brad, was continued strength particularly in our Soft Home business, which as you know, is a higher-margin business.

We were favorable or very encouraged in the way we were also able to sellthrough on the Seasonal side of our business, lawn and garden and summer in particular. Coming off of a little bit of tough external and weather in the first quarter, we were cautious coming into the second quarter how we would be able to move through that product. But I think the team did an excellent job of monitoring pricing and sellthrough and the store teams did a great job of making sure it was front and center so that we could get credit for some of the pricing action we were taking.

So I would suggest to you that if there was any bit of positive good news in the second quarter allowing us to deliver a flat rate, it would be predominately in those two areas. Looking forward in the third quarter, again we have just finished what we think is a very impactful reset in the Food area. This is the end result of what began back in the fourth quarter where we began the "Edit to Amplify" process and exited certain businesses.

So we have now been able to consolidate and offer up space, additional space, to the Food department and we are very encouraged at the way that that has started off here in the third quarter.

So as I mentioned in the prepared comments, we expect double-digit comps in Food in the third quarter. Clearly that has some level of mix impact on our business particularly here in the third quarter, Brad, as you know from following us for a long, long time.

Third quarter is a bit of a unique quarter for our business in that Food and Consumables, in particular, are at their peak in terms of penetration for the business. So that's really what's having a little bit of an impact on the mix here in third quarter.

Additionally, third quarter is also a low point in the year for penetration of business in our Seasonal category, or a higher-margin category. So really when you put those two things together and you understand that we are trying to learn from the past and not put too much pressure on the shortfall selling seasons and Seasonal, that's really what is contributing to the rate coming up a little bit short to LY in third quarter.

Again, this is consistent with what our merchants have planned all along. The cadence of this activity is consistent with what we have forecasted from a financial standpoint. We are right on track and doing what we said we were going to do from a transition standpoint in changing out the store.

Brad Thomas - KeyBanc Capital Markets - Analyst

And if I could just follow-up. In the first quarter there was a pretty big drag from markdowns associated with exiting products as part of the "Edit to Amplify" strategy. Could you quantify the magnitude drag in 2Q and what you think will happen in 3Q?

Tim Johnson - Big Lots, Inc. - EVP and CFO

From the "Edit to Amplify", the markdown impact in second quarter was nowhere near what it was in first quarter, again which allowed us to have a little bit more level playing field to last year looking at the margin. The "Edit to Amplify", or the exit category impact on markdowns that we started in fourth quarter is behind us in the spring season, consistent with what we said we would do. So there is really no lingering impact from those markdowns that started in fourth quarter.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

Brad Thomas - KeyBanc Capital Markets - Analyst

Great. Thank you very much.

Operator

Peter Keith, Piper Jaffray.

Peter Keith - Piper Jaffray - Analyst

Hi, good morning everyone and congrats from me as well. I just want to follow-up on the "Edit to Amplify", more on the sales impact. Is there a way you could characterize how those two categories maybe had a negative impact on comp for Q2?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes, Peter, if you look at the sum total of those businesses, in round numbers if they are in the range of 15% to 20% of the business and call them down mid-teens, that's the simple math. So there is a couple point drag in the quarter on the edited categories that began back in fourth quarter.

Again, we are still up against that volume, some volume in third quarter. We are up against volume in fourth quarter. We are up against clearance volume in fourth quarter in each of those categories, all of which was contemplated in our plans and our guidance since the beginning of the year.

So there really have been no surprises in that perspective. I don't know if, David --

David Campisi - Big Lots, Inc. - President & CEO

I would just add to that, Peter, that we were, as I said earlier, very pleased with the sellthrough of the exit categories. And really when I talk about we are now in the amplification stage of that even in second quarter to a lesser degree, more so in third and fourth quarter, the go-forward businesses we will continue to challenge our assortments and edit as well as we move forward.

But honestly I can tell you very very pleased with the sellthroughs. And again in the second quarter we all know in retail June was a difficult month for all of us and we came out of June with some very strong momentum in July. And so I would just tell you that the sellthroughs in July versus June were significantly improved and they continue to move in that direction.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes, and that's a pretty important note. So we will get ahead of the question that it is probably coming somewhere in the queue on the cadence during the quarter. I would characterize it this way.

We put up a 1.7% comp quarter, which we were very pleased with, second consecutive quarter of comping after two years of not. So we are very happy with where the second quarter ended and we are pleased with where the third quarter has started.

During the second quarter, May as a month actually comped above the quarter at 1.7%, so May was above. June was a relatively flat month for us. I would tell you, though, we have we think pretty good competitive information available to us. And we actually think from a trend standpoint we probably fared a little bit better in the month of June than maybe some of our competitive set. And then July for the month comped above the quarter as well.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

So that was kind of the cadence during the quarter. And to David's point, June being the more difficult month of the quarter was still relatively flat.

So we are very pleased with the second quarter. We are very pleased with coming out of July into August particularly with some of the good sellthrough that we have seen in back to school, not necessarily the stationery side of the business but looking at really the quality, brand, fashion, value categories particularly in Furniture and Soft Home.

It's really clear to us when we walk the stores that Jennifer is giving us credit for some of the early changes that have been made in assortment by the merchant teams.

Peter Keith - Piper Jaffray - Analyst

That's very helpful. I did want to ask just one quick follow-up for modeling purposes on that "Edit to Amplify". So if it is 15% down on 15% of sales, so it's maybe a 2% comp headwind in the second quarter, does that dynamic continue in Q3/Q4? Does it maybe get even worse because those categories do mix up a little bit in the back half of the year?

Tim Johnson - Big Lots, Inc. - EVP and CFO

It probably gives us a little more headwind in the back half of the year, Peter. That's a really good question. Maybe not so much in the third quarter as fourth quarter.

If you think about particularly some of the classifications that we have downsized or exited in electronics, you followed us for a while so you will remember a couple of years back we had a bang-up holiday in electronics in tablets, in particular. We did okay in that business to slightly down last year.

But there is still real dollars there that we have to comp either within those categories or more likely in the amplify parts of our business. So to your question, I would suggest the headwind is probably a little bit bigger in fourth, particularly in electronics.

And remember, we came out last December and told you guys that we were going to take some pretty significant markdowns in December and January to start. And obviously we did some volume and did some good work liquidating that merchandise and driving some volume in the fourth quarter last year.

David Campisi - Big Lots, Inc. - President & CEO

And I would just add to that, Peter, that TJ is right about what he just said as far as the headwind. But I would also tell you that there is a different approach to how we buy, as we said at the Investors Conference in June.

And in the past, we would've either had a big closeout that we didn't comp, or we had a big clearance activity that we didn't comp. The new approach to how the BPARM teams act and how the GMMs and Rich and his team plan with Lisa's planning team, is very very different than the prior let's say 10 years or so.

And I am very very confident in both third and fourth quarter, especially the fourth quarter and the product offerings and the assortments. We have our store within a store here in our headquarters and bringing in all the regional vice presidents from across the country a month ago, walking those sets and showing them the power of the product offerings and the power of the marketing strategy. I am more than confident we can offset more than the headwind that we are talking about.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

Peter Keith - Piper Jaffray - Analyst

Okay. Those categories do look much better, so it sounds like it's a sort of a short-term headwind that goes away by 2015? Thanks a lot for all the feedback.

Operator

Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

Good morning. Just a question. You have given a lot of good color on the top line.

Just wanted to inquire about the spread between the stores that have the coolers and the EBT program versus those that don't. If you can just remind us of the difference in the Consumables business before and after and the same with the Furniture Financing.

Obviously, you have the 1,300 stores now all complete with that rollout. But what is the ramp up curve there, how long does it take for that customer to recognize it and utilize it and the Furniture comps begin to turn up? And then just moving forward, now that you have a lot more penetration of these initiatives if you can just highlight for us, David, the messaging and marketing strategy going forward?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Paul, let me start on the first two pieces and then I will turn it over to David on marketing. The first question you asked on coolers and freezers, I would tell you the rollout particularly in some of our larger markets in California and Florida has gone as expected if not a little bit better in those two major markets, particularly given the population density, etc., around those stores.

Those have trended very very well. We've also expanded it to Ohio, Texas and a handful of other states. I would suggest to you that our initial goal for this year based on our test results last year had us comping up 1% to 2% in those stores incrementally, particularly in the Food categories and to a lesser extent Consumables in the balance of store.

In the aggregate, we are still pleased with what has happened this year in coolers and freezers. It was the right decision for our business. We've had that validated in the spring season.

We will do a handful more stores in the next few weeks and then we take a break in the middle part of October in the stores then focus on delivering holiday in the ramp up in volume in November and December. And then we will start back up with the balance of chain that is eligible to be completed in the January/February timeframe.

So we are moving ahead as communicated at the beginning of the year and as planned. From a Furniture Financing standpoint, the second part of your question, the recognition on behalf of the customer is almost immediate. So as soon as the training was completed in stores, the customer recognized the opportunity and we started funding, or our partner at Progressive, started funding lease to purchase sales, so the recognition is almost immediate.

That initiative has again performed exactly as we planned it. There is a surprisingly tight range of performance -- or the inverse of that is there is very little disparity. Clearly there are some store managers who have really gone after it in a very, very aggressive way.

Because they understand the impact on their business but the performance has been very consistent across stores and markets. So we are very confident that that business will continue to perform very well in the back half of the year.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

Additionally, what is interesting there and it's a little clearer to us in Furniture, is as stores come up on their anniversaries so to speak, so we have stores in test mode beginning in the summer of last year, as they start to anniversary that test beginning last year, the business continues to perform very well. So this suggests to us, again this is not a one-hit wonder, this is something that we can build on going into 2015 and beyond. And that is really where some of the opportunities come from for some of the marketing that we can now talk about in a bigger way.

David Campisi - Big Lots, Inc. - President & CEO

So Paul, on the marketing can you repeat the question you had on the marketing strategy?

Paul Trussell - Deutsche Bank - Analyst

Yes, David, just wanted to -- just was interested in understanding better the go-forward marketing strategy now that you have a national Furniture Financing program, now that you have coolers of a higher penetration of coolers -- you have the increased assortment of branded products.

So just interested in how we might see changes in the circular. I recently saw a commercial. Just if you can reiterate what that go-forward marketing strategy is?

David Campisi - Big Lots, Inc. - President & CEO

Sure, Paul. So a couple of things. The circular obviously is a piece of the marketing strategy. And I think two weeks ago we came out with the front cover was all Food and Consumables product really launching the new expanded assortment in Food.

So that is one attempt. The other thing that you may be referring to is we launched, in August, Andy's team along with our marketing OKRP, we launched four viral videos on the secret top brand alert. And those four viral videos, if you haven't seen them, you guys should watch them, they are pretty funny.

But the impact that they have on the business is pretty significant. And as we continue to play in that social space we are seeing real movement out there and it is meaningful.

And then secondly, obviously you mentioned the television piece of it. We will continue into the back half of the year with some really fantastic exciting TV spots.

This OKRP and Andy's team have been able to hit on something that very seldom works and that is adding a little bit of humor to your marketing approach and it is working very well. And what you are going to see as we move into the back half, October/November, is incredible marketing from a signing point of view and a Christmas campaign, that, I can't let the cat out of the bag guys, but it is best-of-class.

And along with that, what has happened is the merchants have done such a great job of being able to do 5 for $5, in pet 3 for $10. So it has allowed the marketing team to build a holiday campaign that really really plays off of the compelling value we have out there on our products. So again marketing is also the in-store execution piece of it too.

Paul Trussell - Deutsche Bank - Analyst

That's helpful. Thank you.

Operator

Matthew Boss, JPMorgan.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

Matthew Boss - JPMorgan - Analyst

Good morning. So as you think about the inflection that you are seeing on the top line, are you seeing a new customer in the store, increased conversion, or a little bit of both? And then any changes by category that you are seeing as it relates to this?

Tim Johnson - Big Lots, Inc. - EVP and CFO

I think it is difficult for us to really answer that question fully. I think from our perspective anyway, we have customers shopping our store every day. We have traffic coming cross the threshold every day and our job is to convert them.

And I think that's where, candidly, some of the new initiatives with Furniture Financing and coolers and freezers, while I think there is probably an opportunity there and we are attracting some level of new customer, I think probably the predominant amount of the impact is just us taking down barriers and converting customers who probably have wanted to shop our stores and just we haven't been able to either take their form of tender when it comes to SNAP and EBT, or haven't offered financing that was either affordable to them or something that they could qualify for. So I think in each of those respects while there is a new customer element, more than likely we are converting customers who might have been shopping elsewhere.

So taking a little bit of share back after years of not being able to do that. I think -- this is the finance guy talking here from a marketing perspective -- I think the work that Andy and his team are doing from a social standpoint and really some edgy TV, etc., is the opportunity to maybe introduce some people, or reintroduce or re-energize them about coming back into Big Lots.

Additionally, David has been very vocal with the leaders' group about really getting the word out on our own. And word-of-mouth not just here in Columbus but across the country from our stores team is pretty important too.

David Campisi - Big Lots, Inc. - President & CEO

And I would just add to that, Matt, that again as I said, we are still at the beginning of the beginning. If you think about 15, 16 months ago where we were and where we are today, it is pretty powerful. We've got momentum.

But I would just tell you that as far as knowing new customers, you kind of look at what we are selling in the box and the improvement and the quality and the fashion side of it. I said many many quarters, stop buying ugly and we've done a pretty darn good job of stopping that,and the taste level has improved significantly.

And so it is my hope that we are attracting new customers but again we are so early in this turnaround that it's going to take time, as TJ said, word of mouth is the most powerful form of marketing. We discovered that we need to get those viral videos out to our 38,000 associates out in the field so that they can share those with their friends and family.

And I think it's just one of those things where it's going to take time. But I believe that we can take share, we can take a higher level customer, we can also get that SNAP/EBT customer who was not allowed to shop in our Food departments for all these years. So on both ends of the scale, it is our belief that we will attract new incremental customers in our stores.

Matthew Boss - JPMorgan - Analyst

Great, and then can you just talk about the opportunity from a vendor perspective, any recent new brand introductions and categories (technical difficulty)?

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

That's a great question, Matt. I would tell you that we are very focused and that's a big one for Rich and his team.

We buy from way, way too many vendors, and when you look at the number of vendors and then the top 100 driving a significantly high penetration of your total sales, we are razor-focused on the big guys and having topped the tops with them and in some cases I am involved, some not.

But with the big guys I definitely am involved, and we are building bigger and better relationships, and the exciting part of that and what is happening on the vendor side is they are hearing good things.

They are seeing significant improvements in our stores albeit we are not satisfied. We know we can do better. But it is improving and with that being said, they are coming to us wanting to do more business than they used to.

And some of that, candidly, is they didn't want the product in our stores because of the way we used to present it and merchandise it and just throw stuff on a shelf. Today, our stores are much more edited and they are able to really put the product out because of our focus on the QBFV side.

So again, I would just tell you it's very very encouraging to see the big guys in here. Hostess's CEO was in here last week and wanting to build the business to higher levels and those are meaningful conversations. And it's not just in the Food area, it's in the Furniture business.

We have a solid, solid relationship with Serta and our belief is we can take that business to a much, much higher level than it is at today and they want to partner with us. So yes, it is a new time for our Company with the big guys and they are no longer embarrassed to see their product in our stores, which is a great thing.

Matthew Boss - JPMorgan - Analyst

Great. Best of luck.

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Thanks, good morning everyone. Just a couple of quick ones.

The first is, are you seeing any pressure on your shipping costs from some of the trucker shortages that have been mentioned by some other retailers? The other quick one was, do you have any -- your inventories are pretty lean here, do you have any concerns about possible disruptions at the Port of Los Angeles and are you doing anything just to mitigate any potential disruptions?

Dollar General mentioned that they had brought some holiday inventory in early. And I know it's not like in prior years where that has been a bigger threat, but nonetheless, it sounds like there have been some issues. And it sounds like there could be some more as we move closer to the holiday.

David Campisi - Big Lots, Inc. - President & CEO

I'll take the question and then turn it over to TJ if he's got more to add. The shipping costs for us, they are not significant. We haven't really felt anything that would cause us for any alarm in that area.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

I would tell you that we have in that group under Carlos's leadership, a very solid group of guys that understand how to get product not only from Asia through the Port of LA and into our distribution centers but how to get product to our stores at a very efficient and costly way. So we monitor that, obviously, on a daily basis and his team does a fantastic job. No issue there.

And as far as the inventory piece, I would tell you that forever -- from probably day one, Lisa and TJ were always telling me that we needed to spin our inventory faster, and I think you know Patrick from covering our Company for as many years as you have, that from a sales per square foot point of view and an inventory turn, we are not best-of-class.

So, we certainly believe that we have much upside. We are not concerned at all with those inventory levels because they are where they need to be. A lot of those are in the exit categories.

And obviously in that inventory number is a little bit of Canada and a few changes in how we manage some of our vendors, as well. We will continue to drive that inventory down over time because our goal is to be best-of-class in inventory turn.

And that's what happens too, guys, is that when you clean up your inventories and just stop buying stuff and you start buying real product with a thought process behind it, you spin your inventory faster. Our sellthroughs in some of the Home categories for back-to-school are phenomenal.

They were double-digits every week and that's what we need to have. That's the expectation. So no concern there.

And lastly, we really haven't -- we are all over the LA thing and monitoring it very closely. And Carlos updates us weekly, but we felt like we weathered the storm there quite well and are not feeling anything at this point in time and we do have a backup plan.

So I think we are in good shape. TJ, you got anything to add to that?

Tim Johnson - Big Lots, Inc. - EVP and CFO

No. Well said.

David Campisi - Big Lots, Inc. - President & CEO

All right, Patrick. Thank you.

Patrick McKeever - MKM Partners - Analyst

Good and then just a little different question on e-commerce, and I realize e-commerce is very much in the development phase for you right now.

The question is really, though, as we look into the holiday it just sounds like it's going to be -- I don't know what the right word is but just pretty darn intense in terms of free shipping and you've got the big guys that are really, really making a very aggressive omnichannel push around the holiday. So the question is, as you are developing your own e-commerce platform, it's obviously not going to be done by Christmas, so what do you do this holiday to mitigate some of those pressures?

David Campisi - Big Lots, Inc. - President & CEO

I would tell you, right, we are in the very early stages. And I think before when we had our Investor Conference I don't think Oscar was here yet, I think he just joined us like a month ago.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

So we have a new VP over e-commerce and this guy really is talented, knows what he is doing. But along with Andy and his team from a social point of view, we have a website. Obviously, you cannot buy on that website, but we use it in a big way from a marketing point of view.

And I didn't tell that to I think it was Paul that was asking about that, but that piece is very powerful and it does attract a ton of consumers who are looking at our website for product and so on, and we have lots of offers that go out via that email.

And so we will continue to use it to hit hard with offers and showing product and value during the fourth quarter. Obviously, we understand that there's pressure there on all those guys in that space. But it is something that we deal with and have dealt with for a long time.

We know that that's a significant opportunity, that's why we are knee-deep into the beginning of building out an e-commerce omnichannel strategy. But our plan is to go into the quarter and hit the social piece hard and then hit the email hard on a very frequent cadence as we build through the quarter.

And candidly, I don't know Patrick, if you have looked at some of those emails and if you see the quality of the execution versus the past. They are very, very different and Andy would tell you that the number of Jennifers that go on that and look at it and open those emails is pretty significant.

And a lot of the research that he has done as well tells us that she is certainly using and shopping online and wants us to have that offering, and that's why we are going down that path.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes Patrick, I would just add to that certainly it is going to be competitive in the holiday season. We all recognize that.

Certainly there are more and more retailers flexing in e-comm and omnichannel. We realize that.

But what we also realize is we really need to stay focused on our Big Lots strategy and doing what we do best, and that is product and when you see the Seasonal product and the Home product in particular for holiday, you will recognize a difference to last year and the years gone by.

So I think to my earlier point, we have a number of customers that come across our threshold each and every day and really product is king in our business, and what the team has put together for holiday along with all the marketing efforts and the new energy, the significant new energy coming out of our My Big Lots meeting last week from a stores perspective, we think we are absolutely driving as hard as we possibly can towards the holiday selling season. So there's a new energy behind holiday and what we are trying to execute than maybe we have ever done before.

Patrick McKeever - MKM Partners - Analyst

Great. Thanks, TJ. Thanks, David.

Operator

(Operator Instructions). Meredith Adler, Barclays.

Meredith Adler - Barclays Capital - Analyst

Thanks for taking my question. I have two questions.

The first is, just talk a little bit about your closures and you do seem to have closed more stores than you had anticipated. Could you just talk a little bit about how you are thinking about that?

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

Tim Johnson - Big Lots, Inc. - EVP and CFO

Sure, Meredith. We are anticipating more store closings to the tune of 10 or 15 more stores than when we started the year.

The reality of the situation is we are looking at our store performance. We are looking at our position in the marketplace. We are understanding better our landlord relationships and putting that altogether and evaluating each store that comes up on renewal.

The first point I would make is the incremental amount of store closings, the stores that we are looking at, the 10 to 15 extra, does not necessarily mean those stores are losing money, or not generating cash. In fact, I think of the incremental stores that we are closing there might be one store that is cash negative.

So this is not representative of a chain that we have a lot of money-losing stores or a lot of cash-negative stores. The reality is we don't.

But what we are looking at is really coming across renewals in this environment today, and this may surprise some people, but the occupancy level out there in retail in boxes our size is very high right now. Though the inverse is there's very few open locations for us to move to.

And additionally, given the occupancy level is so high in our size box, the landlords are much more firm on rent steps and pricing than maybe they have been in the last few years. So, when we look at a store on renewal and if it's a store that still is generating cash but might be comping down, we are looking at the market in total and saying where do we have opportunities in the market?

Can we replace some portion of this volume and move it to a nearby comp store or nearby new store that is going to be opening to make the overall market profitability stronger? That's really the focus.

And what has come from that is an incremental 10 or 15 more store closings than we originally anticipated at the beginning of the year. We feel very good about the opportunity through merchandising and marketing and the stores team across functional efforts to try to make sure that as we close stores in the fourth quarter, we move as much volume as possible to nearby comp stores, again increasing the overall market productivity.

So, we are not of the mindset to manage to a certain number of new stores in a year or a certain number of closings at the expense of making a bad decision or a short-term decision that we might regret later. So, we are very comfortable with where we are from a real estate standpoint as we end this year.

Meredith Adler - Barclays Capital - Analyst

Okay, great. And then just switching gears, a question about -- talked about third quarter Seasonal and I think Halloween might have been a good holiday for you in the past maybe that's not true. Could you maybe talk about -- it sounds like you are really deemphasizing it, maybe talk about why that is, is the volume shifting elsewhere, are people not shopping?

David Campisi - Big Lots, Inc. - President & CEO

Go ahead, Meredith. Finish your question.

Meredith Adler - Barclays Capital - Analyst

No, that was it.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

Okay, I will take this one and maybe TJ can pile on a little bit since he has been here for 16 years, whatever it is. I would say both of those Halloween and harvest categories have been down-trending in the industry for quite some time and for us it is a business.

It's not that it's not there, it is just one of those categories that has down-trended. And in the last few years, we have had to take significant markdowns to clear that inventory.

It is a short season and you go in with a high margin but you don't necessarily come out with one at the end game. So, what we made a conscious decision to do this year, is to plan both of those categories down and shift those dollars to fund businesses that are working for us like the Home, like the Food area, like Furniture.

If you look at those three businesses Food, Furniture and Home, those are the three targets as we move into the back half, not that the other categories aren't important but those are significant, and we made that decision to get in and get out, so to speak, so we can set holiday right after the end of September, basically.

We've got a little bit of early stuff out there, in a very very very small way, but it's just not an important category. And again, when I talked earlier about editing in those categories, even what is on the floor today, we will continue to edit pieces of it, what I call the arts and crafty side of it, that we don't need to be in.

And again, as I said before, very thoughtful planning by the BPARM teams, Rich and Lisa's teams, to ensure that we plan that down. But, we have an offset strategy, and we do.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes, Meredith, it has been a tough business for a number of years, particularly in Halloween and particularly and I will call it early Christmas selling. The customer is waiting later and later each year. We are trying to reflect the learnings from last year in our plans and guidance for this year.

I do want to clarify one thing though, and David may want to chime in here, when we are talking about Halloween, we are talking about things like costumes, outdoor decorations, things like that, the more discretionary piece of our business. One area of the business that is not reported in Halloween that we do feel very good about going into the back half of the year is candy and seasonal candy.

So under Trey and Mike Morales's leadership, we have brought in new buying resources there, and we are already seeing improvements in that business with new deliveries.

So, we feel very good about that piece heading into the back half of the year. But what we are really talking about from a Halloween perspective that is down trending is more the discretionary or outdoor or costume side of the business.

David Campisi - Big Lots, Inc. - President & CEO

Yes, I would agree.

Meredith Adler - Barclays Capital - Analyst

How does the margin on the Halloween candy compare to the margin in Food more generally?

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

I'm sorry, could you repeat that?

Meredith Adler - Barclays Capital - Analyst

How does the margin on Halloween candy, or candy generally, compare to the rest of food?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Compared to the rest of the food, it is probably pretty similar. I guess to the extent we are buying it on closeout there might be a little bit of opportunity there. But that's all factored into our forecast and guidance and as you know, Food, in particular, is going to be a little bit below the Company average and margin rate to start with.

Meredith Adler - Barclays Capital - Analyst

Right. Well, thank you. Excellent consistency, it is great to see.

Operator

Joe Feldman, Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group (TAG) - Analyst

Hey, guys. Also offer some congratulations on the quarter. I wanted to ask about the store execution initiatives.

I recall from the Analyst Day and you touched on it a little here, a lot I recall was around training and maybe just getting some store standards more consistent across the board. I was hoping, Dave, maybe you could talk a little more detailed about it and what we should expect over the next maybe 6 to 12 months? I assume it is more of a 2015 initiative that will really see changes?

David Campisi - Big Lots, Inc. - President & CEO

Okay, thanks Joe, good question. Actually, we just spent two days with the Board and Lisa and Nick presented a pretty powerful strategy on stores roles and responsibilities and where we are at and we were going and so on and how much time our store managers focus on task versus customer service and so on.

And you are right, we are at the beginning of the beginning here and this one is big. But I would tell you and I am excited to share a couple of things with you because we are really razor-focused on the stores.

And we know that what we have created here in the corporate office is powerful with a lot of energy and momentum, and we believe that we are on the path to do the same thing in our stores, and we just announced last week at the My Big Lots meeting when all the district managers were here for three days that we are getting rid of that word manager,and the manager is now the store team leader, and it goes all the way to the top where it's not just a store team leader but it's the district team leader.

So, we are focused on a different approach to how you lead in the field versus managing, and then from a process point of view, it is so big that I would have to spend a few hours with you just to explain to you what Lisa and Nick and his team are off to the races doing, that developing everything from guidelines on national guidelines for store leadership schedules, we will be implementing you are right in 2015 more automation to that, but it is a -- it really is a big project.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

Rolling out an online application system versus -- I kind of laugh when I say some of these things because it's an amazing thing that we do, the volume we do with some of the lack of processes and disciplines in our stores. And so the thing that is great is it was so well received last week by the DMs and the regional vice presidents, but everything from labor scheduling will become automated.

We are doing a test in a few stores to ensure that it is done right, but we have looked at it so deeply and the ahas and what we have found out about how we operate in the stores, we have huge upside there in developing the labor scheduling.

So, we will do a pilot this fall in 25 stores with the full rollout in 2015. What we call Dock to Stock, we are engineering the back room so that when the stores receive freight they are going to do it efficiently, let's put it that way.

We are redesigning the back room flow as needed to maximize that efficiency. Because we want our folks on the floor taking care of customers and we are adding new equipment, and I think TJ, we are spending $1.6 million on replacing some of the handling equipment in our back rooms to make it easier on our stores.

Again, as you go through the whole metrics we have put together, productivity goals for the stores and measurements that they have, big signs in the back room similar to what we do in our distribution centers that measures how much is unloaded by day versus last week, two weeks ago, three weeks, and what that does is it creates competitiveness, excitement.

And we talk a lot about people, pride and passion in our stores and giving them, just like we gave the merchants QBFV, ECRS, all of those things to help them do their jobs better, we are doing the same thing in our stores. So a lot of automation, a lot more to that and I'm sure I will get the opportunity to get in front of you and give you a little bit more on that.

Joe Feldman - Telsey Advisory Group (TAG) - Analyst

Got it. That's really helpful, thanks. I will leave it there.

A lot of my other questions were answered. Thank you.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice & Company - Analyst

Yes, thank you. Good morning. Nice job, guys.

Question about a couple of categories that are the edited categories. I'm just curious, were those categories on plan in terms of the remaining subcategories that you are emphasizing? And is there possibly an opportunity to edit those even further to take advantage of the strength in the other areas that you are amplifying?

David Campisi - Big Lots, Inc. - President & CEO

I would tell you that, yes, there's two things. One is what we call the exit categories where we are not carrying plumbing and tools and toilet seats and it's a pretty long list of stuff. The product is gone and will never be in our stores again.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

And then the edit categories, let's take electronics as an example. We exited TVs, and for the most part, the tablet business unless there is some significant opportunity that gets put in front of us.

And then we said we were going to go after, and we are, the accessories business in electronics, and if you look at the new reset in our stores, we are pretty proud of the way that looks -- new packaging, new signing -- but there is significant editing that is going to continue in there, and we did edit, not only just the SKU count, but the vendor structure in there as well, and we are starting to see the payback.

As you navigate, David, through the store and you start looking at the Home, as an example, even in Furniture in some cases, we feel like we can continue to edit and amplify categories that are really working and along with that do some testing and have some courage to step up some of the price point offerings as well. But what we are at -- the stage we are at today is we are done with the exits.

We are now looking at all the go-forward categories, whether that was Food or Consumables, Furniture, Home, Hard Home as well, which is an important part of the business that we really haven't talked about. When you talk about Tabletop and Appliances and so on in that area is actually performing nicely and we will continue to edit in there.

Bob's team is doing a great job. He's got a much bigger challenge in front of him just because of all the exit categories.

But the real key takeaway for you guys is, our belief is, now that we have edited and exited, we are going to go back there and do what we call SKU rationalization. So even in like a great business that we have in Seasonal in the Spring with lawn and garden, we are going to continue to edit. As an example, in there, we don't need to have 18 SKUs of grill brushes and so what we will do is take that down significantly and amplify it.

And that's what that "Edit to Amplify" means. Edit your offering, but own it in a big enough way where the customer goes, okay, I get it. So that's really where we are at. I don't know, TJ, if you had anything --.

Tim Johnson - Big Lots, Inc. - EVP and CFO

I think too, David, in fairness, and particularly in Hard Home and Electronics and Accessories, as David mentioned, the elements within those categories that are go-forward, so the non-exit parts, the teams have done just as good of job at the balance of the store in terms of doing exactly what we said we were going to do. So to David's point, tabletop and food prep. Those businesses are up to last year.

Those businesses are driving incremental volume, the QBFV is alive and well there and doing very well. So similarly, in parts of Electronics and Accessories, the go-forward parts of those categories, the teams are executing, they are delivering on what we are asking them to do, and they are delivering the volume that we anticipate.

So even though the total category on the face is down, there are good parts of the business within those categories that are executing all the different merchandising principles that Rich and Lisa are asking them to and delivering on their plans as well. So, those teams are performing also.

David Mann - Johnson Rice & Company - Analyst

That's very helpful. As my follow-up, just a couple of quick things. On the cooler rollout in terms of the halo effect to other categories, I think you made some comment but could you elaborate a little bit more on that on whether you are seeing an increasing attachment rate to other categories?

And then one housekeeping question, on the increased free cash flow for this year, does that change your longer-term three-year target of $550 million to $600 million or is that just a timing issue of getting it a little sooner? That's all I had, thanks.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes, I will take the second part of the question first. The cash flow is more focused on items that are unique to this year.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

So first things first, the inventory piece we clearly articulated at the Investor Conference, we felt there was opportunity to spin our inventory faster. I would think about this, David, as us getting the results quicker than anticipated.

And if it ends up being incremental to the $550 million to $600 million, good for us. But right now, we are thinking of it as we are getting it sooner than anticipated.

Again, that is all due to the performance of the BPARM teams and additionally the tax favorability, or the lower tax payments this year. Again we felt those would occur during the year period, it just wasn't clear to us at the beginning of the year when we would be comfortable with it.

We are comfortable with it now. So again I would think of us -- I would think of that as us pulling forward or recognizing earlier than anticipated, some of the cash flow opportunities in the business.

The first part of your question as it relates to coolers and freezers, I would suggest to you that the attachment rate, or the filling out the basket has been more focused in Food. Because that is where SNAP and EBT are most utilized, or can be utilized, to a lesser extent in Consumables and then to a lesser extent in the balance of the store.

I still think to David's point earlier, the opportunity to shout a little louder that we now offer this type of product, the opportunity to shout a little louder that we now take those forms of tender, is still ahead of us. And we will see if we can expand the reach to the balance of the store a little bit more from a merchandising standpoint. But again, in such a competitive environment taking down those barriers was really the upfront goal and we think we've been successful there.

David Mann - Johnson Rice & Company - Analyst

TJ, thank you.

Operator

Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Good morning, guys. Two quick questions.

First of all, TJ, on the buyback authorization, historically Big Lots hasn't been bashful about executing the buyback after they authorized. So I am wondering is the plan to do the buyback over the balance of this year and have you factored that into your updated guidance?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Second part first, it is not included in our guidance. First part of the question, we will work with Phil Mallott, our Non-Executive Chair and David and I along with Jared our Treasurer, and we will set what we believe are reasonable ranges in terms of value and valuation of where we are performing and price and we will make good decisions.

We are not on a timeline, Jeff. This does not have to be executed this quarter, or this year. But really after spending almost two full days with the Board and them spending time with the entire management team walking stores, seeing product and understanding where we were in the strategic planning process, they walked away as confident as we are that we can deliver the balance of this year and that putting extra authorization out there in the event that something happened in the market, or we didn't feel the stock was appropriately valued, we could be there to support it.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

This is extremely consistent with the message we gave back in June at the Investor Conference and is absolutely part of and consistent with our strategic plan. I do think that it is important to understand -- let's assume for a minute the authorization is executed here this year.

We would still end the year with I will call it minimal amounts of debt on our balance sheet in that call it $50 million range plus or minus. So we absolutely believe that the cash that we are generating this year our commitment is to return it. We are living up to it.

Jeff Stein - Northcoast Research - Analyst

Great. Thank you. And David, quick one for you.

On Furniture Financing I'm curious how you are communicating to customers that they can use it to buy other categories, other items for the store? Do you have signage up? And is it enough to be a needle mover on a go-forward basis?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Let me try to start there. What I would suggest to you is we are doing a much better job getting out in front of it.

So for instance, we have already identified parts of Seasonal with our partners at Progressive that would be eligible for financing going into the holiday selling season. We are signing it, have signed it in categories that we've added to, something as quick to respond as air conditioners in the July/August timeframe we added to Furniture Financing.

So we are signing it in store. We are trying to plan ahead and have those opportunities ready going into holiday.

The benefit we have, candidly, in Furniture that we don't have in the balance of the store where we offer financing, is we do have dedicated associates in the Furniture area that are knowledgeable of the program. They have been trained on the program and are there to answer questions and help with sign-up.

In the balance of the store, as you know, we don't have a selling payroll model. So it is beholden on signing but we are trying to do our best to really shout out that opportunity.

Going forward, I guess we have the opportunity we could potentially even do it in print if we choose to do so on certain categories. But it was helpful in spring.

I would say we reacted to it and we are much more planful going into holiday, identifying those items upfront. So hopefully it will be even a bigger part of our business.

David Campisi - Big Lots, Inc. - President & CEO

And again, to add to that --

Jeff Stein - Northcoast Research - Analyst

Will it be available for the fireplaces? I knew you guys have done a big job historically in fireplaces over the holiday selling season, so will you offer financing for that item?

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

Absolutely, and again to add to what TJ just said too, email blasts is a big part of how we will communicate that financing on items like fireplaces, as well. So we plan to offer it in other categories too, Jeff, like Christmas trees, higher end Christmas trees, as well.

Jeff Stein - Northcoast Research - Analyst

Right. Great. Thanks, David.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James & Associates - Analyst

Thanks. Wanted to follow up on the reduced store opening plans and the increased number of store closings. And in answering Meredith's question you talked about the possibility of transferring some of the revenues to an adjacent location.

Is it your thinking that the number of Big Lots stores in the U.S. is now the appropriate level? Rather than looking at growth in the future, all of the focus now is just shifting towards higher sales per foot, higher operating margins but there is really not any net store growth opportunities left?

Tim Johnson - Big Lots, Inc. - EVP and CFO

I guess sales per square foot and more importantly comps and growing comp store sales is absolutely the focus of the SPP and consistent with what we communicated in June. Our plans do assume that store count actually does go down in each of the next three years.

That is based on what we know today. That is based on the availability we see out there today and that is based on the fact that there's to date anyway coming out of 2008, 2009, there has been very little in the way of new store construction; therefore, less opportunity in terms of other retailers moving in, us coming in behind the space.

Having said that, if something were to change we clearly have the liquidity to do more than what we are anticipating in our plans. We would absolutely welcome the opportunity of growing the store base at a little faster rate, if the opportunities are there from a real estate standpoint.

What we are acknowledging is the opportunities in our sized box aren't as prevalent today as they might have been three or four years ago. Again, doesn't mean we wouldn't step on the gas if the opportunity came available. They are just not there today.

This is, again, very consistent with our conversation back in June at the investor conference. The first part of your question, Dan, in terms of 24 new stores versus 30 in our original plans, we haven't talked a lot about this but David has been very helpful in providing direction to the team and to the real estate team in particular about the type of box we want to open to go-forward.

And I know we might be getting into a little bit of detail here, but I will give you an example. Two or three of the stores that we had thought we were going to open this year when we actually get inside the box and look at them and look at how the store would have to lay out and what would be asked of the store operations team, we weren't happy with it, so we are not going to open the store.

We didn't sign the lease. We don't have any liability but again down in the details if we want to be able to come in the middle of the store and turn right. We want our associates to have a good experience in the back room unloading trucks.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

We want to have docks. We want to have certain things that are non-negotiables today that have not been in the past. That is probably two or three of the stores, Dan, that we ended up not signing and not opening this year.

They were available to us. They were not going to work for us.

Another two or three of the stores will slide into 2015 because we weren't confident we would be able to deliver them by the end of third quarter, and it's our strong preference not to open stores in the fourth quarter.

There's too much else going on in the business and with the store operations team to sacrifice for an extra store or two here or there, so we have pushed them into next year. So, we are very comfortable with where we are from a real estate standpoint in the openings and closings this year.

Dan Wewer - Raymond James & Associates - Analyst

And just as a follow-up, I think it was probably four or five years ago when the Company was growing the store base part of the pitch to investors is that Big Lots achieved the best same-store sales growth in its newer locations. Of course that is usually the case with other retailers as well.

If Big Lots' store base is not growing, do you think that's going to be a headwind to same-store sales growth? Is it the fact that the store base is getting older a lot faster?

Tim Johnson - Big Lots, Inc. - EVP and CFO

No. I do not believe that. In fact, I think what we were talking about when the availability was larger and some of the other retailers had gone out of business was the opportunity for us to move into locations that weren't available to us before. More of the A-type locations or Polaris' here in Columbus, or others.

So, that was an opportunity that was unique in time, as we are learning now. I want to go back to the first part of your question.

Our stores typically ramp actually slower than other retailers in terms of year-on-year performance in the first couple of years. So, new stores have, to my knowledge in the 14 years I have been here, never really been a significant driver of comp store growth in that year two or year three.

There's not enough of an impact there to really move the needle. So it's a little bit different model, a little bit different approach maybe than what you are hearing from other retailers. But again focusing on our strategy and what we do best, I think the biggest opportunity for comp store growth going forward is not a real estate play as much as it is all the other elements of the three-legged stool that everybody is focused on.

David Campisi - Big Lots, Inc. - President & CEO

Dan, I would just add to what TJ said lastly is that, as an example, we just opened up a new store here in Reynoldsburg, a suburb of Columbus. That is the right way to open a store, where we walked that store, it has a door in the middle, you can turn right, we have Furniture in the front where it belongs.

In the first three days of that grand opening were probably some of the most powerful grand opening days we have had in the Company's history, and it's because we are doing it the right way, and you are right, maybe four or five, six years ago there was a huge ramp up to run out and open a bunch of stores but there was absolutely zero process in place and thinking on does the store have a door in the middle.

We put barriers up for Jennifer. We put -- blocking the way for her to get in and out of the stores from an asset protection point of view instead of focusing in on the customer.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

So again, we talk about Jennifer here and in the Company ad nauseam, which is fantastic. But everybody in this Company is focused on that shopping experience for her including all those barriers that a lot of our stores currently have.

Over the next seven years, we will reposition as many stores as we can with Furniture in the front of the store, and where we see the comp store growth coming out of there, obviously we believe is the shopping experience. It starts with product, it starts with great marketing.

But the shopping experience, those barriers that we have blocked her ability to shop in a pleasant way have to go away, and they will, and I am telling you it is working right now and we are seeing it.

And I think you know, as you have covered our stock for a long time, from a productivity point of view, sales per square foot, we have significant upside, and that all starts with buying better product instead of just throwing junk in the stores and hoping that the customer is going to buy it.

And we say it all the time in this building, hope is not a strategy. The thing that you have to believe in and all of you guys out there is, we actually have a real strategy. There is a thought process on how we buy product and how we market the product and how we execute it in stores.

That is going to give us the productivity, not just opening up hundreds of stores and filling them with stuff. That's just not how you run a retail business.

It comes up -- at a certain point in time the consistency is more important than just opening stores for the sake of opening stores.

Dan Wewer - Raymond James & Associates - Analyst

Okay, thank you.

Andy Regrut - Big Lots, Inc. - Director of IR

Thank you, everyone. Laurie, will you please close the call?

Operator

Certainly. Ladies and gentlemen a replay of this call will be available to you within the hour and will end at 11:59 PM on Friday, September 12, 2014. You can access the replay by dialing the following numbers.

For toll-free USA and Canada: 888-203-1112 and entering replay passcode number 3761105. For international: 719-457-0820 and entering replay passcode number 3761105.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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AUGUST 29, 2014 / 12:00PM, BIG - Q2 2014 Big Lots Inc Earnings Call

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